Exhibit 99.1

STONE ENERGY CORPORATION

Announces Fourth Quarter and Year-End 2011 Results

LAFAYETTE, LA. February 22, 2012

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the fourth quarter and year-end of 2011. Some of the highlights include:

•	Net income was $194.3 million or $3.97 per share for year ended December 31, 2011.

•

Production has commenced from the deep water Pyrenees well at Garden Banks 293 at a current gross rate of approximately 45 MMcf and 2,900 Bbl per day. Net rate to Stone is approximately 18 MMcfe per day.

•

Net daily production for 2011 averaged 35.7 MBoe (214 MMcfe) per day. Average daily production for the first quarter of 2012 is expected to be 37-40 MBoe per day (220-240 MMcfe per day) and production guidance for the full year 2012 is 40-46 Mboe (240-275 MMcfe) per day.

Financial Results

Stone reported fourth quarter net income of $45.5 million and full year 2011 net income of $194.3 million. The full year 2011 net income of $194.3 million, or $3.97 per share, on oil and gas revenue of $859.2 million compared with 2010 net income of $96.4 million, or $1.99 per share, on oil and gas revenue of $651.0 million. The fourth quarter 2011 net income of $45.5 million, or $0.93 per share, on oil and gas revenue of $221.8 million compared with net income of $23.8 million, or $0.49 per share, on oil and gas revenue of $170.0 million for the fourth quarter of 2010.

Discretionary cash flow for 2011 totaled $637.7 million, compared to $438.3 million during 2010, representing a 44% increase. Discretionary cash flow for the fourth quarter of 2011of $163.8 million compared to $113.8 million during the fourth quarter of 2010. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Chief Executive Officer David Welch stated, “We believe this past year provided Stone with forward momentum to grow reserves and production in 2012 and beyond. The acquisition of the majority working interest in the deep water Pompano field was a significant transaction for Stone, providing production, cash flow, exploitation projects and exploration prospects. Our deep water development at Pyrenees began production this month at a current gross rate of 45 MMcf and 2,900 Bbl per day, 18 MMcfe per day net, boosting our total deep water volumes to approximately 16% of the company’s current production. Our deep gas discovery at the Bayou Hebert Field (LaPosada) is expected to come on line by early second quarter, followed by the drilling of a second well. We are enthusiastic about the prospectivity of the deep gas play and have identified additional prospects both onshore and offshore. On the conventional shelf and gulf coast, we expect to execute a 7-10 well program, with a majority of wells projected to be drilled in the first half of the year. In our Mary field in Appalachia, the substantial condensate and NGL yields should significantly enhance the economics of this play. We are excited about our opportunity set over the next few years and believe we have the team in place to execute on these projects.”

Net daily production volumes for 2011 averaged 35.7 thousand barrels of oil equivalent (MBoe) per day (214 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 34.8 MBoe (209 MMcfe) per day in 2010. Net daily production volumes for the fourth quarter of 2011 averaged 35.1 MBoe (210 MMcfe) per day, compared with net daily production of 34.7 MBoe (208 MMcfe) per day in the fourth quarter of 2010. The gas/oil split for 2011 was approximately 50%/50%.

Prices realized during the year ended December 31, 2011 averaged $103.31 per barrel (Bbl) of oil and $4.94 per thousand cubic feet (Mcf) of natural gas as compared to $73.14 per Bbl of oil and $5.56 per Mcf of natural gas realized during the year ended December 31, 2010. Prices realized during the fourth quarter of 2011 averaged $110.39 per Bbl of oil and $4.44 per Mcf of natural gas, as compared with the fourth quarter 2010 average realized prices of $76.92 per Bbl of oil and $5.31 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.

During the fourth quarter and full year 2011, effective hedging transactions increased the average price received for natural gas by $0.68 and $0.49 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2011 were decreased due to hedging by $4.09 and $5.09 per Bbl, respectively. Hedging transactions increased realized gas prices during the fourth quarter and full year 2010 by $1.25 and $0.93 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2010 were decreased due to hedging by $7.39 and $5.09 per Bbl, respectively.

Lease operating expenses incurred during 2011 totaled $179.5 million ($13.79 per Boe or $2.30 per Mcfe), compared to $152.3 million ($11.99 per Boe or $2.00 per Mcfe) during 2010. For the three months ended December 31, 2011 and 2010, lease operating expenses were $46.2 million ($14.32 per Boe or $2.39 per Mcfe) and $40.0 million ($12.50 per Boe or $2.08 per Mcfe), respectively.

Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $276.5 million ($21.25 per Boe or $3.54 per Mcfe) during 2011, compared to $242.7 million ($19.11 per Boe or $3.18 per Mcfe) during 2010. DD&A expense on oil and gas properties for the three months ended December 31, 2011 totaled $74.5 million ($23.12 per Boe or $3.85 per Mcfe), compared to $62.3 million ($19.52 per Boe or $3.25 per Mcfe) during the comparable period of 2010.

Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) totaled $40.2 million ($3.09 per Boe or $0.51 per Mcfe) during 2011, compared to $42.8 million ($3.37 per Boe or $0.56 per Mcfe) during 2010. SG&A expenses (excluding incentive compensation expense) for the three months ended December 31, 2011 totaled $10.7 million ($3.31 per Boe or $0.55 per Mcfe), compared to $12.6 million ($3.93 per Boe or $0.66 per Mcfe) during the comparable quarter of 2010.

Capital expenditures on oil and gas properties for 2011 were $520.8 million, which included $63.4 million in normal and hurricane abandonment expenditures. This compares to additions to oil and gas properties during 2010 of $422.1 million, which included $36.9 million in normal and hurricane abandonment expenditures. In addition during 2011, Stone incurred $238.6 million of acquisitions costs, which included the acquisition of working interest in several fields, most notably Pompano and Wideberth as well as additional acreage in Appalachia. Capitalized salaries, general and administrative (SG&A) expenses were $24.1 million and capitalized interest totaled $42.0 million for 2011. In 2010, capitalized SG&A was $20.2 million and capitalized interest was $30.8 million.

As of December 31, 2011, we had $45 million of outstanding borrowings under our bank credit facility. In addition, Stone had letters of credit totaling $61.1 million, resulting in $293.9 million available for borrowing based on a borrowing base of $400 million. The borrowing base is scheduled to be redetermined by May 2012. As of February 21, 2012, we had $70 million of outstanding borrowings under our bank credit facility and letters of credit totaling $27.1 million had been issued under the facility, leaving $302.9 million of availability under the facility.

Business Strategy and Operational Update

(Updated from the January 23, 2012 press release)

Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil.

Pompano Field (Deep Water). The transfer of operatorship of the field from BP to Stone is ahead of schedule and is expected to occur in March of 2012. The current 3-year plan for this property calls for several workover/recompletion projects during 2012, followed by a platform drilling program projected for 2013. Additionally, the 3-year plan calls for a drilling program utilizing a floating drilling rig to commence in 2014/2015. Current net production is approximately 3,500 Boe per day.

Garden Banks 293 – Pyrenees (Deep Water). Production from the Pyrenees well commenced on February 8, 2012. During this ramp-up period, gross production rate is currently 45 MMcf per day and 2,900 Bbl per day (approximately 18 MMcfe per day net). Stone holds a 30% non-operated working interest in Pyrenees.

Green Canyon 823/Walker Ridge 719 – Parmer (Deep Water). This deep water well is expected to spud in the second quarter of 2012. Apache is the operator and Stone holds a 50% working interest in the prospect.

Bayou Hebert Field (Deep Gas). First production from the LaPosada/La Cantera discovery well is expected by early in the second quarter of 2012 at a gross rate of approximately 25-30 MMcfe per day, which includes projected NGLs and condensate volumes. In addition, a second well, the Broussard #2, is expected to spud in the second quarter of 2012. The second well will target the same pay sands encountered in the initial discovery well. Stone holds an approximate 35% working interest in the Bayou Hebert field.

Conventional Shelf. The first well of a 4-5 well program at the Ship Shoal 113 field will spud this quarter. Another rig is scheduled to drill the Lionfish prospect at South Pelto 23. A rig is also drilling at the onshore Weeks Island field and several non-operated wells are scheduled for West Weeks Island. The 2012 conventional shelf program will primarily target oil reserves.

Appalachian Basin (Marcellus Shale). As noted in the January 23, 2012 press release, the high condensate and NGL yields exceeded facility limitations at the Mary field, curtailing production until pipeline and facility modifications are completed. Stone is currently flowing 7 wells at a combined restricted rate of 18 MMcf per day with over 1,500 Bbl of liquids (NGLs and condensate) per day. Current plans call for the remaining four wells to be brought online early in the second quarter. Stone is still reviewing longer term condensate transportation options for the Mary Area. Stone expects to drill between 22 and 27 horizontal wells and complete 20 to 26 wells in the Mary and Heather fields during 2012. Total current net production from the Marcellus shale including volumes from the Mary, Heather, Buddy and Katie fields is approximately 32 MMcfe per day.

2012 Guidance

Guidance for the first quarter and full year 2012 is shown in the table below. The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	First Quarter	Full Year
Production - MBoe per day (MMcfe per day)	37 – 40 (220 – 240)	40 – 46 (240 – 275)

Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$205 – $220

Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$45 – $48

Depreciation, Depletion & Amortization (per MBoe) (per Mcfe)	—	$22.20 – $23.70 $3.70 – $3.95

Corporate Tax Rate (%)	—	35% – 37%

Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$625

Hedge Position

The following table illustrates our derivative positions for 2012, 2013 and 2014 as of February 21, 2012:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)		Swap Price
2012	10,000	$5.035	1,000		$90.30
2012	10,000	5.040	1,000		90.41
2012	10,000	5.050	1,000		90.45
2012			1,000		95.50
2012			2,000		97.60
2012			1,000		98.15
2012			1,000		100.00
2012			1,000		101.55
2012			1,000		104.25
2012			1,000	†	111.02

2013	10,000	5.270	1,000		94.45
2013	10,000	5.320	1,000		94.60
2013			1,000		97.15
2013			1,000		101.53
2013			1,000		103.00
2013			1,000		104.50
2013			1,000	†	107.30

2014			1,000	†	103.30

†	Brent oil contract

Annual Meeting Information

Stone Energy will hold its 2012 Annual Meeting of Stockholders on Thursday, May 24, 2012, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect ten directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2012, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), and to transact such other business as may properly come before the meeting. The close of business on March 26, 2012 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Other Information

Stone Energy has planned a conference call for 10:00 a.m. Central Time on Thursday, February 23, 2012 to discuss the operational and financial results for the fourth quarter and full year 2011. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
FINANCIAL RESULTS
Net income	$45,523	$23,757	$194,332	$96,429
Net income per share	$0.93	$0.49	$3.97	$1.99

PRODUCTION QUANTITIES
Oil (MBbls)	1,623	1,515	6,427	5,714
Gas (MMcf)	9,610	10,063	39,517	41,937
Oil and gas (MBoe)	3,225	3,192	13,013	12,704
Oil and gas (MMcfe)	19,348	19,153	78,079	76,221

AVERAGE DAILY PRODUCTION
Oil (MBbls)	18	16	18	16
Gas (MMcf)	104	109	108	115
Oil and gas (MBoe)	35	35	36	35
Oil and gas (MMcfe)	210	208	214	209

REVENUE DATA
Oil revenue	$179,170	$116,536	$663,958	$417,948
Gas revenue	42,628	53,484	195,243	233,055

Total oil and gas revenue	$221,798	$170,020	$859,201	$651,003

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$114.48	$84.31	$108.40	$78.23
Gas (per Mcf)	3.76	4.06	4.45	4.63
Oil and gas (per Boe)	68.83	52.80	67.05	50.49
Oil and gas (per Mcfe)	11.47	8.80	11.17	8.41
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$110.39	$76.92	$103.31	$73.14
Gas (per Mcf)	4.44	5.31	4.94	5.56
Oil and gas (per Boe)	68.77	53.26	66.03	51.24
Oil and gas (per Mcfe)	11.46	8.88	11.00	8.54

COST DATA
Lease operating expenses	$46,168	$39,897	$179,475	$152,326
Salaries, general and administrative expenses	10,675	12,560	40,169	42,759
DD&A expense on oil and gas properties	74,546	62,311	276,480	242,745

AVERAGE COSTS (per Mcfe)
Lease operating expenses (per Boe)	$14.32	$12.50	$13.79	$11.99
Lease operating expenses (per Mcfe)	2.39	2.08	2.30	2.00
Salaries, general and administrative expenses (per Boe)	3.31	3.93	3.09	3.37
Salaries, general and administrative expenses (per Mcfe)	0.55	0.66	0.51	0.56
DD&A expense on oil and gas properties (per Boe)	23.12	19.52	21.25	19.11
DD&A expense on oil and gas properties (per Mcfe)	3.85	3.25	3.54	3.18

AVERAGE SHARES OUTSTANDING – Diluted	48,100	47,779	48,030	47,706

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Operating revenue:
Oil production	$179,170	$116,536	$663,958	$417,948
Gas production	42,628	53,484	195,243	233,055
Other operational income	944	1,427	3,938	5,916
Derivative income, net	—	—	1,418	3,265

Total operating revenue	222,742	171,447	864,557	660,184

Operating expenses:
Lease operating expenses	46,168	39,897	179,475	152,326
Other operational expense	697	129	2,149	5,579
Production taxes	2,552	1,047	9,380	5,808
Depreciation, depletion and amortization	75,243	63,301	280,020	248,201
Accretion expense	7,630	9,085	30,764	34,469
Salaries, general and administrative expenses	10,675	12,560	40,169	42,759
Incentive compensation expense	4,496	3,775	11,600	5,888
Derivative expenses, net	1,882	553	—	—

Total operating expenses	149,343	130,347	553,557	495,030

Income from operations	73,399	41,100	311,000	165,154

Other (income) expenses:
Interest expense	2,819	2,919	9,289	12,192
Interest income	(250)	(354)	(420)	(1,464)
Other income	(443)	—	(1,942)	(776)
Early debt retirement expense	—	—	607	1,820
Other expense	(501)	125	—	671

Total other expenses	1,625	2,690	7,534	12,443

Income before taxes	71,774	38,410	303,466	152,711

Provision (benefit) for income taxes:
Current	(5,343)	890	(20,386)	5,808
Deferred	31,594	13,763	129,520	50,474

Total income taxes	26,251	14,653	109,134	56,282

Net income	$45,523	$23,757	$194,332	$96,429

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income as reported	$45,523	$23,757	$194,332	$96,429

Reconciling items:
Depreciation, depletion and amortization	75,243	63,301	280,020	248,201
Deferred income tax provision	31,594	13,763	129,520	50,474
Accretion expense	7,630	9,085	30,764	34,469
Stock compensation expense	1,413	1,669	5,905	5,692
Early extinguishment of debt	—	—	607	1,820
Other	2,377	2,229	(3,403)	1,214

Discretionary cash flow	163,777	113,804	637,745	438,299

Changes in income taxes payable	2,259	(4,857)	(19,451)	(10,871)
Settlement of asset retirement obligations	(10,848)	(8,249)	(63,391)	(36,901)
Other working capital changes	27,249	14,630	15,947	34,267

Net cash provided by operating activities	$182,437	$115,328	$570,850	$424,794

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$38,451	$106,956
Restricted cash	—	5,500
Accounts receivable	118,139	88,529
Fair value of hedging contracts	25,177	12,955
Current income tax receivable	19,946	—
Deferred taxes	26,072	27,274
Inventory	4,643	6,465
Other current assets	791	768

Total current assets	233,219	248,447

Oil and gas properties, full cost method of accounting:
Proved	6,648,168	5,789,578
Less: accumulated depreciation, depletion and amortization	(5,174,729)	(4,804,949)

Net proved oil and gas properties	1,473,439	984,629
Unevaluated	401,609	413,180
Other property and equipment, net	11,172	10,722
Fair value of hedging contracts	22,543	—
Other assets, net	23,769	22,112

Total assets	$2,165,751	$1,679,090

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$102,946	$103,208
Undistributed oil and gas proceeds	27,328	10,037
Accrued interest	14,059	14,062
Fair value of hedging contracts	11,122	32,144
Asset retirement obligations	62,676	42,300
Current income tax payable	—	239
Other current liabilities	28,370	16,075

Total current liabilities	246,501	218,065

Bank debt	45,000	—
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8 5/8% Senior Notes due 2017	375,000	375,000
Deferred taxes	247,835	99,227
Asset retirement obligations	363,103	331,620
Fair value of hedging contracts	815	3,606
Other long-term liabilities	19,668	21,215

Total liabilities	1,497,922	1,248,733

Common stock	481	478
Treasury stock	(860)	(860)
Additional paid-in capital	1,338,565	1,331,500
Accumulated deficit	(692,225)	(886,557)
Accumulated other comprehensive income (loss)	21,868	(14,204)

Total stockholders’ equity	667,829	430,357

Total liabilities and stockholders’ equity	$2,165,751	$1,679,090